September ___, 2014
State Street Bank and Trust Company
2 Avenue de Lafayette
Boston, MA 02111
Attention:

Re:    Calvert Unconstrained Bond Fund

Ladies and Gentlemen:

This is to advise you that Calvert Management Series (the “Fund”) expects to establish the above-referenced Portfolio effective as of September 30, 2014. In accordance with the Additional Portfolios provision of Section 23 of the Master Custodian Agreement dated December 1, 2000, by and among each registered management investment company party thereto and State Street Bank and Trust Company, the Fund hereby requests that you act as Custodian for the new series under the terms of the aforementioned contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

CALVERT MANAGEMENT SERIES
on behalf of Calvert Unconstrained Bond Fund

By:
Name: William M. Tartikoff
Title: Vice President

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By: _____________________________________
Name:
Title: